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Exhibit 99.2

RSA 2-I PARTNERSHIP

Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-I Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-I Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-I Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KIESLING ASSOCIATES LLP
Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$117,870	$102,338
Accounts receivable
Due from customers
Less allowance of $116,500 and $110,000, respectively	1,079,795	1,176,246
Affiliates	233,674	115,664
Other	58,018	65,137
Prepaids	97,384	3,446

	1,586,741	1,462,831

PROPERTY AND EQUIPMENT
Plant in service	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

	6,508,903	5,126,616
Plant under construction	5,704	5,845

	6,514,607	5,132,461

OTHER NONCURRENT ASSETS
Investments	159,144	235,647

TOTAL ASSETS	$8,260,492	$6,830,939

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Current portion of long-term debt	$—	$659,340
Capital lease obligation	21,287	—
Notes Payable	1,000,000	—
Accounts Payable:
Trade	204,101	24,314
Affiliates	608,248	316,154
Other	290,254	244,508
Accrued liabilities—affiliate	136,559	98,078
Accrued commissions	71,288	76,912
Advance billings	279,853	246,652
Other	168,064	122,044

	2,779,654	1,788,002

LONG-TERM OBLIGATIONS
Capital lease obligation	96,620

PARTNERS' CAPITAL	5,384,218	5,042,937

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$8,260,492	$6,830,939

The accompanying notes are an integral part of these financial statements

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$6,513,308	$6,123,233	$6,095,261
Roamer service	3,131,185	4,020,995	3,184,181
Equipment sales	181,442	180,670	149,909
Miscellaneous services	1,069,743	906,974	693,533

	10,895,678	11,231,872	10,122,884

OPERATING EXPENSES
Cost of services	4,572,661	4,358,681	3,439,668
Cost of equipment sales	1,017,085	937,143	890,065
Selling, general and administrative	3,986,972	3,723,723	3,229,256
Depreciation	956,539	748,968	772,698

	10,533,257	9,768,515	8,331,687

OPERATING INCOME	362,421	1,463,357	1,791,197

OTHER INCOME (EXPENSES)
Interest expense	(43,862)	(78,081)	(154,861)
Interest during construction	9,534	—	—
Other, net	13,188	28,039	33,284

	(21,140)	(50,042)	(121,577)

NET INCOME	$341,281	$1,413,315	$1,669,620

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF PARTNERS' CAPITAL
December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$2,859,792
Net income	1,669,620
Distribution	(549,994)

Balance at December 31, 2000	3,979,418
Net income	1,413,315
Distribution	(349,796)

Balance at December 31, 2001	5,042,937
Net income	341,281

Balance at December 31, 2002	$5,384,218

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$341,281	$1,413,315	$1,669,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	956,539	748,968	772,698
Provision for losses on accounts receivable	(6,500)	(24,000)	(8,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(7,940)	(225,823)	(9,609)
Prepaids	(93,938)	—	—
Increase (Decrease) in:
Accounts payable	517,627	102,857	(135,409)
Other	112,078	95,298	(47,291)

Net cash provided by operating activities	1,819,147	2,110,615	2,242,009

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,214,901)	(995,505)	(889,583)
Proceeds from the sale of investments, net	76,503	87,431	88,012

Net cash used in investing activities	(2,138,398)	(908,074)	(801,571)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,000,000	—	—
Repayment of long-term borrowings	(659,340)	(801,751)	(933,040)
Payments of capital lease obligations	(5,877)	—	—
Partnership distribution	—	(349,796)	(549,994)

Net cash provided by/(used in) financing activities	334,783	(1,151,547)	(1,483,034)

Net Increase (Decrease) in Cash and Cash Equivalents	15,532	50,994	(42,596)
Cash and Cash Equivalents at Beginning of Year	102,338	51,344	93,940

Cash and Cash Equivalents at End of Year	$117,870	$102,338	$51,344

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

        The Illinois Valley Cellular RSA 2-I Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 8, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Verizon Wireless	40.00%
CENCOMM, Inc.	6-2/3
C-R Cellular, Inc.	6-2/3
DePue Communications, Inc.	6-2/3
Gemcell, Inc.	6-2/3
Gridley Cellular, Inc.	6-2/3
Leonore Cellular, Inc.	6-2/3
Marseilles Cellular, Inc.	6-2/3
McNabb Cellular, Inc.	6-2/3
Tonica Cellular, Inc.	6-2/3

100.00%

        Marseilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 10 to 20 years for cell site towers and shelter; 7 to 10 years for radio frequency equipment, electronic mobile exchange and base site controller equipment; 7 to 10 years for furniture and fixtures; and 3 to 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

Long-Lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include these revenues as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $881,197 and $985,702 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income or partners' equity.

Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $346,620, $294,841, and $337,750 in 2002, 2001, and 2000, respectively.

Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the instruments.

Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

NOTE 3. PROPERTY AND EQUIPMENT

        The components of property and equipment were as follows:

	2002	2001
Land and land improvements	$545,333	$541,618
Buildings	1,324,949	1,277,987
Electronic mobile exchange and base site controller equipment	3,955,971	3,462,373
Cell site towers and equipment	3,784,222	3,422,232
Radio frequency equipment	3,054,024	1,966,997
Other	677,602	477,845

Total property and equipment	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

Net property and equipment	6,508,903	5,126,616
Plant under construction	5,704	5,845

Total net property and equipment	$6,514,607	$5,132,461

        Property and equipment and accumulated depreciation include $123,784 and $2,947, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $123,784.

NOTE 4. INVESTMENTS

        Investments include $65,934 and $146,109 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCC's were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCC's are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

NOTE 5. NOTES PAYABLE

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002, was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 was $1,000,000.

NOTE 6. LONG-TERM DEBT

        Long-term debt consists of:

2001
RTFC notes—variable rate	$513,032
RTFC notes—variable rate	146,308

Total long-term debt	659,340
Less current portion	(659,340)

$—

        The mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to five years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 31, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net of amounts capitalized for 2002, 2001, and 2000, totaled $25,021, $92,928, and $158,095, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7. RELATED PARTY TRANSACTIONS

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership for the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $2,224,397, $1,944,325, and $1,725,222, respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $276,062, $252,406, and $223,877 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $546,600 and $1,716,618, respectively, were provided to the Partnership. These services in 2001 were $455,250 and $1,592,348, respectively, and in 2000 were $423,525 and $1,004,834, respectively. The Switching Company received $511,669, $334,881, and $293,108 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

NOTE 8. CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail service revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place or complete calls. Roaming revenues from Verizon Wireless accounted for 21%, 31%, and 22% of total operating revenues in 2002, 2001, and 2000, respectively.

NOTE 9. LEASE COMMITMENTS

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$32,612	$154,200
2004	30,103	145,200
2005	30,104	130,400
2006	30,104	113,180
2007	20,069	65,750
Thereafter	—	—

Total minimum lease payments	$142,992	$608,730
Less amount representing interest	25,085

Present value of minimum lease payments including current maturities of $21,287	$117,907

        The cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustments of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $68,400. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $199,503, $139,150, and $114,856 in 2002, 2001, and 2000, respectively.

NOTE 10. ALLOWANCE FOR UNCOLLECTIBLES

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$110,000	$134,000	$142,000
Provision for uncollectibles	67,489	33,902	107,037
Accounts written off, net of recoveries	60,989	57,902	115,037

Balance, December 31	$116,500	$110,000	$134,000

NOTE 11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$2,665,525	$2,732,486	$2,784,279	$2,713,388
Operating income	$300,775	$181,779	$69,549	$(189,682)
Net income	$310,158	$175,016	$64,205	$(208,098)
2001
Operating revenues	$2,457,057	$2,897,386	$2,994,715	$2,882,714
Operating income	$238,467	$378,592	$402,836	$443,462
Net income	$222,770	$357,551	$387,483	$445,511

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12. RECENT ACCOUNTING DEVELOPMENTS

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued No. 145, "Rescission of FASB Statements No.4, 44, and 64, Amendment of FASB Statement No.13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No.4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No.64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

RSA 2-I PARTNERSHIP
Unaudited Financial Statements
For the six months ended June 30, 2003

RSA 2-I Balance Sheet (Unaudited) June 30, 2003

ASSETS
Current Assets
Cash & Cash Equivalents	$80,038
Accounts Receivable
Due from Customers
Less Allowance for Uncollectible of $164,402	1,653,482
Affiliates	431,163
Prepayments	107,379

Total Current Assets	2,272,062

Plant & Equipment
Plant In Service	13,605,649
Less Accumulated Depreciation	(7,432,892)

6,172,757
Plant Under Construction	57,033

6,229,790

Other Noncurrent Assets
Investments	94,246

TOTAL ASSETS	$8,596,098

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Note Payable	$1,000,000
Accounts Payable
Trade	227,579
Affiliates	567,877
Accrued Liabilities	415,807
Advanced Billings	279,853
Accrued Taxes	112,762
Capital Lease Obligation	21,287
Other	161,572

Total Current Liabilities	2,786,737

Long Term Liabilities
Capital Lease Obligation	86,123
Asset Retirement Obligation	129,136

Total Long Term Liabilities	215,259

Partner's Capital	5,594,102

TOTAL LIABILITIES & PARTNERS' CAPITAL	$8,596,098

RSA 2-I Statement of Income (Unaudited) for the Six Months Ending June 30, 2003

Operating Revenues
Retail service	$3,636,082
Roamer service	2,344,412
Equipment sales	122,749
Miscellaneous services	505,930

6,609,173

Operating Expenses
Cost of services	3,053,145
Cost of equipment sales	554,923
Selling, general and administrative	2,120,550
Depreciation	582,000

6,310,618

Operating Income	298,555

Other Expenses
Interest expense	40,010

Net Income before cumulative effect of change in accounting principle	258,545
Cumulative effect of change in accounting principle	(48,663)

Net Income	$209,882

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  Exhibit 99.2
RSA 2-I PARTNERSHIP Financial Statements
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF INCOME Years Ended December 31, 2002, 2001 and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF PARTNERS' CAPITAL December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF CASH FLOWS Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP NOTES TO FINANCIAL STATEMENTS